As filed with the Securities and Exchange Commission on December 30, 2005.
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1691 Michigan Ave., Suite 435 Miami, FL		33139
(Address of principal executive offices)		(Zip Code)
(305) 534-3383
(Issuer’s telephone number, including area code)
______________________________________________________

DOR BioPharma, Inc.
2005 Equity Incentive Plan

(Full Title of Plan)
______________________________________________________

Michael T. Sember, M.B.A., Chief Executive Officer
DOR BioPharma, Inc.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
(305) 534-3383

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

with copies to:

Leslie J. Croland, Esq.
Edwards Angell Palmer & Dodge LLP
350 East Las Olas Blvd., Suite 1150
Fort Lauderdale, Florida 33334-3607
(954) 727-2600
______________________________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value per share. . . . .	10,000,000(2)	$0.27	$2,700,000	$289

(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The registration fee has been calculated in accordance with Rule 457(h)(1) based upon the average of the high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 23, 2005.

(2) Pursuant to Rule 416 under the Securities Act, to the extent additional shares of Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(not required to be filed as part of this Registration Statement)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which previously have been filed by DOR BioPharma, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference and made a part hereof:

(1)	The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;
(2)	The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;
(3)
The Registrant's Current Reports on Form 8-K filed with the SEC on January 25, 2005, February 3, 2005, February 9, 2005, 2005, May 4, 2005, July 13, 2005, November 1, 2005, November 2, 2005, November 29, 2005, and December 9, 2005; and

(4)
The description of the Common Stock, $.001 par value, of the Registrant under the caption "Description of Capital Stock" contained in the Registrant's Registration Statement on Form S-2, as filed with the Securities and Exchange Commission on January 21, 1998 is hereby incorporated by reference, and any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished in filings made under Items 2.02 or 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article X of the Registrant’s Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

"A Director of the Corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a Director; provided, however, this Article shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

Article VIII of the Registrant's Bylaws, as amended and restated, provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors that would require the Registrant, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his service as a director.

The Registrant has a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to the Registrant’s Certificate of Incorporation and Bylaws and the form of the indemnification agreement with directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on this 30th day of December, 2005.

DOR BIOPHARMA, INC.

By: /s/ Michael T. Sember_____________
Michael T. Sember, M.B.A.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. Sember and Evan Myrianthopoulos, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Sember Michael T. Sember	Director, President and Chief Executive Officer (Principal Executive Officer))	December 30, 2005

/s/ Evan Myrianthopoulos Evan Myrianthopoulos	Director, Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2005
/s/ Alexander P. Haig Alexander P. Haig	Chairman of the Board	December 30, 2005
/s/ Steve H.Kanzer Steve H. Kanzer	Vice-Chairman of the Board	December 30, 2005

James S. Kuo	Director	December __, 2005
T. Jerome Madison	Director	December __, 2005

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to our Quarterly Report on Form 10-QSB, as amended, for the fiscal quarter ended September 30, 2003).
*4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation.
4.3	By-laws (incorporated by reference to our Quarterly Report on Form 10-QSB, as amended, for the fiscal quarter ended June 30, 2003).
4.4	DOR BioPharma, Inc. 2005 Equity Incentive Plan (incorporated by reference to our Proxy Statement on Schedule 14A, dated December 12, 2005).
* 5.1	Opinion of Edwards Angell Palmer & Dodge LLP regarding legality of securities being registered.
* 23.1	Consent of Consent of Sweeney, Gates & Co.
23.2	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature pages of this Registration Statement).

*Filed herewith.